Exhibit 99.2

ESCROW AGREEMENT

Agreement dated this 15th day of October 2010 by and between EXCLUSIVE BUSINESS SERVICES, INC. (hereinafter the “Company”) located at 914 PARK KNOLL LANE, KATY, TEXAS 77450 and GARY B. WOLFF (hereinafter “Escrow Agent”) located at 488 Madison Avenue, Suite 1100, New York, New York 10022.

WHEREAS, Escrow Agent warrants and represents that he has read and reviewed the Company’s Form S-1 Registration Statement as initially filed simultaneously with this Escrow Agreement (“Agreement”); and

WHEREAS, based upon such review and in particular, but not limited to that portion of the Registration Statement under the caption “The Offering”, Escrow Agent agrees with the Company to abide by all terms and conditions set forth under the aforesaid heading The Offering.  A copy of such Section being annexed hereto as Exhibit A, and

WHEREAS, the Company is in full agreement with Escrow Agent.

NOW THEREFORE, the parties hereto agree to abide by each of the terms and conditions as set forth in the Company’s Registration Statement as same relate to the Company’s offering of securities and the maintenance of the Escrow Account.

EXCLUSIVE BUSINESS SERVICES, INC.	GARY B. WOLFF, P.C.
914 PARK KNOLL LANE	488 MADISON AVE., SUTIE 1100
KATY, TEXAS 77450	NEW YORK, NEW YORK 10022

By: /s/ Patricia G. Skarpa	By: /s/ Gary B. Wolff
Patricia G. Skarpa, President	Gary B. Wolff

Exhibit A

The Offering

EBS is offering for sale a total of 2,000,000 shares of common stock at a fixed price of $0.01 per share. There is no minimum number of shares that must be sold by us for the offering to close, and we will retain the proceeds from the sale of any of the offered shares that are sold. The offering is being conducted on a self-underwritten, best efforts basis, which means our president and chief executive officer, Ms. Skarpa, will attempt to sell the shares. This prospectus will permit our president and chief executive officer to sell the shares directly to the public, with no commission or other remuneration payable to her for any shares she may sell. Ms. Skarpa will sell the shares and intends to offer them to friends, family members and business acquaintances. In offering the securities on our behalf, she will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934 (the "Exchange Act"). The intended methods of communication include, without limitations, telephone and personal contact.

The proceeds from the sale of the shares in this offering will be payable to Gary B. Wolff, P.C. - Escrow Account. EBS’ escrow agent, Gary B. Wolff, P.C., acts as legal counsel for EBS and, therefore, may not be considered an independent third party. All subscription agreements and checks are irrevocable and should be delivered to Gary B. Wolff, P.C. at the address provided on the Subscription Agreement.

All subscription funds will be held in a noninterest-bearing account pending the completion of the offering. The offering will be completed 180 days from the effective date of this prospectus, unless extended by our board of directors for an additional 180 days. There is no minimum number of shares that must be sold. All subscription agreements and checks for payment of shares are irrevocable.

The Company will deliver stock certificates attributable to shares of common stock purchased directly to the purchasers within 90 days of the close of the offering or as soon thereafter as practicable.

The offering price of the common stock has been determined arbitrarily and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth.

Shares of common stock offered by us	A maximum of 2,000,000 shares. There is no minimum number of shares that must be sold by us for the offering to close.

Use of proceeds

EBS will apply the proceeds from the offering to pay for professional fees and other general expenses. The total estimated cost of the offering ($65,000) exceeds the maximum amount of offering proceeds ($20,000).

Termination of the offering

The offering will conclude when all 2,000,000 shares of common stock have been sold, or 180 days after this registration statement becomes effective with the Securities and Exchange Commission. EBS may at its discretion extend the offering for an additional 180 days.

Risk factors

The purchase of our common stock involves a high degree of risk. The common stock offered in this prospectus is for investment purposes only and currently no market for our common stock exists. Please refer to the sections entitled "Risk Factors" and "Dilution" before making an investment in this stock.

Trading Market

None. While a market maker has agreed to file a Rule 211 application with the Financial Industry Regulatory Authority (“FINRA”) in order to apply for the inclusion of our common stock in the Over-the-Counter Bulletin Board (“OTCBB”), such efforts may not be successful and our shares may never be quoted and owners of our common stock may not have a market in which to sell the shares. Also, no estimate may be given as to the time that this application process will require.

Even if EBS’ common stock is quoted or granted listing, a market for the common shares may not develop.